Exhibit 3.2
AMENDMENT NO. 1 TO
RESTATED BYLAWS OF
SONOS, INC.
(a Delaware corporation)
Effective as of March 10, 2026, the Restated Bylaws (the “Bylaws”) of Sonos, Inc., a Delaware corporation, are hereby amended by replacing the text of Article II, Section 2.2 with the following:
“Election; Resignation; Removal; Vacancies. ELECTION OF DIRECTORS NEED NOT BE BY WRITTEN BALLOT. EACH DIRECTOR SHALL HOLD OFFICE UNTIL THE ANNUAL MEETING AT WHICH SUCH DIRECTOR’S TERM EXPIRES AND UNTIL SUCH DIRECTOR’S SUCCESSOR IS ELECTED AND QUALIFIED OR UNTIL SUCH DIRECTOR’S EARLIER DEATH, RESIGNATION, DISQUALIFICATION OR REMOVAL. ANY DIRECTOR MAY RESIGN BY DELIVERING A RESIGNATION IN WRITING OR BY ELECTRONIC TRANSMISSION TO THE CORPORATION AT ITS PRINCIPAL OFFICE OR TO THE CHAIRPERSON OF THE BOARD, THE CHIEF EXECUTIVE OFFICER, OR THE SECRETARY. SUCH RESIGNATION SHALL BE EFFECTIVE UPON DELIVERY UNLESS IT IS SPECIFIED TO BE EFFECTIVE AT A LATER TIME OR UPON THE HAPPENING OF AN EVENT. SUBJECT TO THE SPECIAL RIGHTS OF HOLDERS OF ANY SERIES OF PREFERRED STOCK TO ELECT DIRECTORS, DIRECTORS MAY BE REMOVED ONLY AS PROVIDED BY THE CERTIFICATE OF INCORPORATION AND APPLICABLE LAW. ALL VACANCIES OCCURRING IN THE BOARD AND ANY NEWLY CREATED DIRECTORSHIPS RESULTING FROM ANY INCREASE IN THE AUTHORIZED NUMBER OF DIRECTORS SHALL BE FILLED IN THE MANNER SET FORTH IN THE CERTIFICATE OF INCORPORATION.”
Except as specifically amended herein, the Bylaws shall remain in full force and effect.
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